EXHIBIT 99

                         [GFSB BANCORP, INC. LETTERHEAD]



FOR IMMEDIATE RELEASE                  FOR FURTHER INFORMATION CONTACT:
---------------------                  -----------------------------------------
October 31, 2000                       Jerry R. Spurlin, Chief Financial Officer
                                       (505) 726-6500


                 GFSB BANCORP, INC. ANNOUNCES 25% STOCK DIVIDEND

         Gallup, New Mexico -- GFSB Bancorp, Inc. (Nasdaq SmallCap: GUPB), parent holding company of Gallup Federal Savings Bank, Gallup, New Mexico, announced that the Company's Board of Directors has declared a 25% stock dividend. The Company intends to effect the issuance of the 25% stock dividend on the Company's outstanding common stock, payable on December 15, 2000, to stockholders of record as of December 1, 2000.

         Richard C. Kauzlaric, President and CEO of the Company, stated that "the Board of Directors is very pleased to issue the stock dividend to enhance stockholder value and to increase the liquidity of the stock to potentially make the stock more attractive to investors." As a result of the Board's action, the outstanding shares of the Company's common stock will increase by approximately 280,600 shares, from 936,000 shares outstanding to 1,216,600 shares outstanding."

         Gallup Federal Savings Bank is a federally chartered stock savings bank headquartered and operated through its office located in Gallup, New Mexico. The Bank is a community oriented, retail savings bank offering traditional mortgage loan products, primarily for the financing of real estate. The Federal Deposit Insurance Corporation insures deposits at Gallup Federal Savings Bank up to legal maximum limits. The Company's common stock is traded in the Nasdaq SmallCap Market under the symbol "GUPB."